AGREEMENT FOR THE PURCHASE AND SALE OF STOCK

THIS AGREEMENT is made and entered into on this 26th day of June 2006, by and among Ever-glory International, Inc., a Florida corporation, the address of which is 17870 Castleton Street #335, City of Industry, California 91748 (“Ever-Glory”) and Perfect Dream Ltd, a British Virgin Islands corporation, the address of which is Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (“Buyer”) on the one hand, and Ever-Glory Enterprises (HK) Ltd, a Hong Kong corporation, the address of which is Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (“Seller”) and Nanjing Catch-Luck Garments Co, Ltd, a Chinese limited liability company with the address of Dongshan Town, Jiangning District, Nanjing, People Republic of China (“Catch-Luck”) on the other hand.

R E C I T A L S:

A.          Seller is the owner of 100% of the stock equity of Catch-Luck (the “Equity”).

B.          Buyer desires to purchase the Equity from the Seller, and the Seller desire to sell the Equity to Buyer, so that as a result of the transaction, Buyer will hold a 100% ownership interest in Catch-Luck.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1         Sale and Transfer of Equity. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3), Seller will transfer and convey the Equity to Buyer, and Buyer will acquire the Equity from Seller, free and clear of all liens, encumbrances, security interests, rights of first refusal, equities, options, claims, charges and restrictions of any nature whatsoever (“Encumbrances”). On the Closing Date, the certificates representing the Equity shall be duly endorsed in blank for transfer, or accompanied by separate written instruments of assignment and shall be accompanied by such other or further supporting documents as Buyer or its counsel may reasonably require.

Section 1.2        Purchase Price. The purchase price for the Equity, payable to the Seller within ninety (90) days after the Closing, is as follows:

a.             An amount in Renmimbi (“RMB”) equal as of the Closing to USD600,000.00, payable by Buyer (or Ever-Glory) via bank wire transfer in immediately available funds to Seller (the “Cash Consideration”); and

b.            That number of shares of the common stock (“Buyer Shares”) of Ever-glory, the parent of Buyer, having an aggregate fair market value of USD9.4 Million (the “Stock Consideration Amount”), as determined hereby. The number of shares of Buyer Shares shall be determined as of the Closing by dividing the Stock Consideration Amount by the fair market value per share of the Buyer Shares. Fair market value shall be the preceding 30-day average of the high bid and the low ask price for Buyer Shares as quoted on the Over-the-Counter Bulletin Board as of the Closing.

Section 1.3         Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement and the Transaction Documents (the “Closing”) will take place at the offices of Jiangsu Wisdom Law firm on the first business day after the later of (a) the completion of the formalities for transfer, and receipt of approval by any and all appropriate government departments, including the Foreign Trade and Economic Cooperation Committee and (b) twenty (20) days after delivery to the shareholders of Ever-Glory of a Schedule 14C Information Statement regarding the approval of the transactions contemplated hereby by holders of a majority of the capital stock of Ever-Glory, or at such later time and such other place as Buyer and Seller mutually agree upon, orally or in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. Until the Closing, or termination as hereinafter described, Jiangsu Wisdom Law firm (the “Escrow Agent”) shall hold all executed and delivered Transactional Documents in escrow. Buyer, Seller and Catch-Luck hereby authorize and direct the Jiangsu Wisdom Law Firm to go through the formalities of transferring the shares representing the Equity at the Industrial and Commercial Administrative Department in Nanjing City, China. Upon the Closing, Escrow Agent shall promptly deliver the Transactional Documents to the appropriate parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

AND CATCH-LUCK

Seller and Catch-Luck, jointly and severally, represent and warrant to Buyer and Ever-Glory as follows:

Section 2.1        Organization, Standing and Power. Catch-Luck is duly organized, validly existing and in good standing under the laws of China and has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it. Seller is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it.

Section 2.2        Capitalization. The Equity constitutes all of the issued and outstanding capital stock of Catch-Luck, and the Equity is validly issued, fully paid, nonassessable, and has been so issued in full compliance with all applicable laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments providing for the issuance, disposition or acquisition of any of Catch-Luck’s capital stock (other than this Agreement).

Section 2.3        Title to Equity. Seller is the owner, beneficially and of record, of all right, title and interest in and to the Equity. Seller has good and marketable title to the Equity, free and clear of all Encumbrances. Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of the Equity (other than this Agreement).

Section 2.4         Subsidiaries. Catch-Luck does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 2.5        Authority. Catch-Luck and Seller have all requisite power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by them in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Agreements”), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the Seller Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and shareholder action on the part of Seller and Catch-Luck. The Seller Agreements have been duly executed and delivered by Catch-Luck and Seller, and each constitutes the valid and binding obligation of Catch-Luck and Seller, enforceable against Catch-Luck and Seller in accordance with the terms of such Seller Agreements.

Section 2.6        No Conflict or Breach. Catch-Luck is not in violation of or default under any provision of its organizational documents. The execution, delivery and performance of the Seller Agreements and the consummation of the transactions hereby and thereby do not and will not (A) conflict with or constitute a violation of the charter documents of Catch-Luck or Seller; (B) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Catch-Luck, Seller or the Equity; (C) conflict with, constitute a default under, result in a breach or acceleration of or require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which Catch-Luck, or Seller is a party or by which Catch-Luck or Seller is bound or by which the Equity are affected; or (D) result in a creation or imposition of any Encumbrance of any nature whatsoever on the Equity or upon Catch-Luck or any of its assets, properties or businesses.

Section 2.7        Financial Statements. There have heretofore been delivered to Buyer: (A) reviewed audited financial statements, including balance sheets and statements of income of Catch-Luck as of and for the years ended December 31, 2004 and 2005 together with the unaudited financial statements, including balance sheets and statements of income of Catch-Luck as of and for the three month period ended March 31, 2006. All of the financial statements referred to above (the “Financial Statements”) (1) are in accordance with the books of account and records of Catch-Luck; (2) fairly present Catch-Luck’ financial position and the results of its operations as of the date and for the period therein specified; (3) have been prepared in accordance with US GAAP (“GAAP”), consistently applied during the period involved; and (4) do not include or omit to state any fact which renders such Financial Statements materially misleading.

Section 2.8       Undisclosed Liabilities. Catch-Luck does not have any material debts, liabilities or obligation of any kind, whether accrued, absolute, contingent or otherwise, which are required under GAAP to be, but are not, reflected or reserved against or disclosed in Catch-Luck’s Financial Statements, except for those that may have been incurred subsequent to December 31, 2005. All debts, liabilities and obligations incurred after December 31, 2005, were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

Section 2.9         Absence of Certain Changes. Since January 1, 2006, the business of Catch-Luck has been operated only in the ordinary course and, without limiting the generality of the foregoing, Catch-Luck has not:

a.             Declared, set aside or paid any dividend or other distribution in respect of its capital stock or otherwise (including bonus distributions to Seller) or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock;

b.            Sustained any damage, destruction or loss, by reason of fire, explosion, earthquake, casualty, labor trouble, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity or other similar or dissimilar event (whether or not covered by insurance), materially and adversely affecting its condition (financial or otherwise), earnings, business, assets, liabilities, properties, or operations;

c.             Had any material adverse change in its condition (financial or otherwise), earnings, business, assets, properties, liabilities or operations;

d.            Mortgaged, pledged, otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, except for liens for current taxes which are not yet due and payable and purchase-money liens and capital lease liens arising out of the purchase or sale of products or services made in the ordinary and usual course of its business;

e.            Sold, transferred, leased, licensed or otherwise disposed of any asset or property, tangible or intangible, except in the ordinary and usual course of its business, or discontinued any product line or the manufacture, sale or other disposition of any of its products or services;

f.             Made any expenditure for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of its business;

g.            Entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business and not involving an amount in any case in excess of $50,000.00;

h.            Waived any material right or claim or canceled any material debts or claims or voluntarily suffered any extraordinary losses;

i.             Sold, assigned, transferred or conveyed any property rights, except in the ordinary and usual course of business;

j.             Paid to or for the benefit of any of its directors, officers, employees or Seller any compensation of any kind other than base wages, salaries and benefits in effect prior to January 1, 2006;

k.            Changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

l.             Revalued any of its assets;

m.           Increased the salary or other compensation payable or to become payable to any of its officers, directors or employees, or declared, paid or committed to pay a bonus or other additional salary or compensation to any such person;

n.            Made any loan to any person or entity, or guaranteed any loan;

o.            Had any other event or condition of any character that has or might reasonably have a material and adverse effect on its condition (financial or otherwise), earnings, business, assets, liabilities, properties or operations; or

p.            Agreed, committed or entered into any other understanding to do any of the things described in the preceding Subsections A through V.

Section 2.10      Taxes. Within the times and in the manner prescribed by law, Catch-Luck has filed all tax returns required to be filed and have paid or made adequate provision for payment of all taxes upon them, their properties, income or franchises, due and payable on or before the date hereof. There are no claims pending against Catch-Luck for past-due taxes, nor has Catch-Luck been notified of any claims. There are no present disputes or discussions with federal, state, local, foreign, commonwealth or other authorities with respect to any taxes of any nature payable by Catch-Luck. There are no outstanding waivers or agreements by Catch-Luck for the extension of the time for the assessment of any tax.

Section 2.11      Receivables and Accounts Payable. All receivables of Catch-Luck shown on the books of Catch-Luck on the Closing Date are carried at values determined in accordance with GAAP, consistently applied, reflect all pertinent facts known to Catch-Luck as of the date hereof, and represent valid and binding obligations of the debtors requiring no further performance by Catch-Luck and are collectible in full without any set-off whatsoever within 120 days of the Closing.

Section 2.12      Litigation and Claims. There is: (A) no action, suit, proceeding, claim or investigation (collectively, “Actions”) pending or, to the best of Catch-Luck’s and Seller’s knowledge, threatened, in any court or before any arbitrator or before or by any federal, state or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign; and (B) no other unresolved claim made against Catch-Luck or affecting them or their respective properties or businesses, or the transactions contemplated by this Agreement or any factual or legal basis for any such action, suit, proceeding, claim or investigation which would materially affect any of the same.

Section 2.13     Accuracy and Completeness of Representations and Warranties. No representation or warranty made by Seller or Catch-Luck in this Agreement and no statement contained in any document or instrument delivered or to be delivered to Buyer pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a known material fact, or omits or will omit to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 2.14      Illegal or Unauthorized Payments. Neither Seller nor Catch-Luck has, nor, to the best of Seller’s knowledge, have any employees, officers, directors, consultants, advisors, agents, members or representatives of Seller or Catch-Luck or other Person acting on behalf of Seller or Catch-Luck, directly or indirectly, (a) made or authorized any payment, contribution or gift of money, property, or services, in contravention of applicable law or (b) violated, or taken any action which would cause Kankakee to be in violation of, the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or the USA Patriot Act, or any rules and regulations thereunder.

Section 2.15       Assets. Catch-Luck has good, legal and marketable title to all of its property and assets, in each case free and clear of all liens, charges, restrictions, claims or encumbrances of any nature whatsoever. With respect to the personal property and assets that Catch-Luck leases (a) Catch-Luck is in compliance with such leases, (b) the leases are enforceable in accordance with their terms, and (c) Catch-Luck holds a valid leasehold interest free and clear of any liens, charges, restrictions, claims or encumbrances of any nature whatsoever.

Section 2.16       Pending Changes. To Seller’s knowledge, there is no pending or threatened change in any applicable law, rule, regulation or order applicable to its business, operations, properties, assets, products and services which is likely to result in a material adverse change in its condition (financial or otherwise), earnings, business, assets, properties, liabilities or operations.

Section 2.17      Investment Company Act. Catch-Luck is not, nor is it directly or indirectly controlled by or acting on behalf of, any Person that is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.18      Registration Rights. No Person has demand or other rights to cause Catch-Luck or Buyer to file any registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to any securities of Buyer or Catch-Luck or any right to participate in any such registration statement, including, without limitation, piggyback registration rights.

Section 2.19      Agreements. Each of the contracts or agreements material to Catch-Luck is valid and enforceable against the parties thereto in accordance with its terms and Catch-Luck, and, to the best of Seller’s knowledge, each other party thereto: (i) have performed all the obligations required to be performed by them to date (or each non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), and (ii) have received no notice of default and are not in default (or, with due notice or lapse of time or both, would be in default) under any agreement, contract, license, understanding, evidence of indebtedness, note, indenture, instrument, commitment, plan or arrangement to which Catch-Luck is a party or by which it or its property or assets may be bound. Catch-Luck has no present expectation or intention of terminating or not fully performing all its obligations under any agreement, contract, license, understanding, evidence of indebtedness, note, indenture, instrument, commitment, plan or arrangement, and Catch-Luck has no knowledge of any breach or anticipated breach by the other party to any agreement, contract, license, understanding, evidence of indebtedness, note, indenture, instrument, commitment, plan or arrangement to which Catch-Luck is a party.

Section 2.20      Investment Representations. In connection with the acquisition by Seller of shares of Buyer Shares as provided in this Agreement:

a.            Seller has been given the opportunity to ask questions and receive answers concerning Ever-Glory and the terms and conditions of the offer and sale and to obtain any additional information possessed by Ever-Glory or which Ever-Glory could acquire without unreasonable effort or expense necessary to verify the accuracy of the information provided to Seller about Ever-Glory. Seller has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the Buyer Shares.

b.            Seller is acquiring the Buyer Shares solely for his own account for investment and not with the view to sale or distribution of the Buyer Shares acquired hereunder or any portion thereof and not with any present intention of selling, offering to sell, or otherwise disposing of or distributing the Buyer Shares acquired hereunder or any portion thereof.

c.            Seller has received all information he deems necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the Buyer Shares.

d.           Seller is an accredited investor as such term is defined in Regulation D, Rule 501 under the Securities Act or is sophisticated in financial matters and able to evaluate the risks and benefits of an investment in Buyer.

e.            Seller acknowledges that the Buyer Shares has not been registered under the Securities Act or any applicable state securities laws in reliance, in part, on his or her representations, warranties, and agreements herein. Seller represents, warrants, and agrees that Buyer is under no obligation to register or qualify the Buyer Shares under the Securities Act or under any state securities law, or to assist him or her in complying with any exemption from registration and qualification.

f.             Seller understands that the Buyer Shares are “restricted securities” under the Securities Act in that the Buyer Shares will be acquired from Buyer in a transaction not involving a public offering, and that the Buyer Shares may not be resold without registration under the Securities Act except in certain limited circumstances and that otherwise the Buyer Shares must be held indefinitely.

g.            Seller is aware that each certificate representing the Buyer Shares will contain the following legend noting the restrictions on resale under the Securities Act:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
 REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
 (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE
 ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE
 ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

h.            Without limiting the representations set forth above, Seller will not make any disposition of all or any part of the Buyer Shares which will result in the violation by him or her or by Buyer of the Securities Act or any applicable state securities laws. Without limiting the foregoing, Seller agrees not to make any disposition of all or any part of the Buyer Shares unless and until: (1) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or (2) Seller has notified Buyer of the proposed disposition and has furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition and, if reasonably requested by Buyer, Seller has furnished Buyer with a written opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law.

Section 2.21     Taxes. Seller acknowledges that the tax consequences of selling the Equity and of investing in the Buyer Shares will depend on its particular circumstances, and neither Buyer, its officers, directors, shareholders, employees, affiliates, or consultants of any of them will be responsible or liable for the tax consequences to Seller for the sale of the Equity or an investment in Buyer.

Section 2.22      Disclosure. Seller and Catch-Luck have disclosed to Buyer all facts material to the business, operations, assets, liabilities, prospects, properties, condition (financial or otherwise) and results of operations of Catch-Luck. None of this Agreement or any of the related ancillary documents and instruments (the “Transactional Documents”), or any other statements, documents or certificates prepared or supplied by Seller or Catch-Luck with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

 Buyer hereby represents and warrants to Seller as follows:

Section 3.1         Organization. Buyer is duly organized, validly existing and in good standing under the laws of Hong Kong and has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it.

Section 3.2        Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Buyer Agreements”), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the Buyer Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. The Buyer Agreements have been, and with respect to Buyer Agreements to be delivered at the Closing, will be duly executed and delivered by Buyer, and each constitutes, or will constitute when executed and delivered, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Buyer Agreements, except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

Section 3.3        No Breach or Violation. The execution, delivery and performance of the Buyer Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (A) conflict with or constitute a violation of the Charter Documents of Buyer; (B) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Buyer; (C) conflict with, constitute a default under or result in a breach or acceleration of any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which Buyer is a party or by which Buyer is bound; or (D) result in a creation or imposition of any Encumbrance of any nature whatsoever on any of the Buyer Shares to be delivered to Seller in connection herewith other than those restrictions imposed under federal and state securities laws.

Section 3.4       Accuracy and Completeness of Representations and Warranties. No representation or warranty made by Buyer in this Agreement and no statement contained in any document or instrument delivered or to be delivered to Seller pursuant hereto or in connection with the transactions contemplated hereby contain any untrue statement of a known material fact, or omits to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

PRE-CLOSING COVENANTS OF PARTIES

Section 4.1 Covenants of Catch-Luck. During the period from the date of this Agreement and continuing until the Closing, Catch-Luck agrees that:

(a) Catch-Luck shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, shall use all reasonable best efforts to keep available the services of its officers and employees as a group (subject to changes in the ordinary course) and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers, regulators, distributors, creditors, lessors and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Closing; provided, however, that no action by Catch-Luck with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

(b) Catch-Luck shall not and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Catch-Luck shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing.

(d) Except to the extent required by law, Catch-Luck shall not amend or propose to amend its governing documents.

(e) Catch-Luck shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Catch-Luck in the ordinary course). Catch-Luck shall not enter into, or agree to enter into, (i) any joint venture or partnership, or any discussions with respect to any joint venture or partnership, or (ii) any material marketing alliance (other than supplier relationships and site sponsorships entered into in the ordinary course of business) or any discussions with respect to such alliance unless such alliance would not extend beyond the Closing Date and Catch-Luck has given reasonable notice to Buyer prior to entering into such alliance.

(f) Catch-Luck shall not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Catch-Luck or sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, except for the disposal of obsolete or worn-out assets or properties in the ordinary course of business, consistent with past practices, or as contemplated by this Agreement.

(g) Catch-Luck shall not (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than by Catch-Luck to or in Catch-Luck or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, loans, advances, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

(h) Catch-Luck shall not change its methods of accounting in effect, except as required by changes in U.S. GAAP as concurred in by Catch-Luck’s independent auditors. Catch-Luck shall not (i) change its fiscal year or (ii) make any material Tax election, other than in the ordinary course of business consistent with past practice, without consultation with Buyer. Catch-Luck shall prepare and file all Tax Returns required to be filed and pay all required Taxes due in accordance with applicable law.

(i) Catch-Luck shall not enter into any commitments, contracts or agreements to do any of the foregoing.

Section 4.2 Covenants of Ever-Glory. Prior to the execution hereof, Ever-Glory shall obtain the consent of holders of a majority of the shares of its capital stock to the entry into this agreement and the consummation of the transactions contemplated hereby. As soon as practicable after the execution hereof, Ever-Glory shall file preliminary and definitive Schedule 14C Information Statements regarding the approval of the transactions contemplated hereby by holders of a majority of the capital stock of Ever-Glory and shall deliver such definitive Schedule 14C Information Statement to the shareholders of Ever-Glory of record as of June 2, 2006.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS

Section 5.1        Seller’s and Catch-Luck’s Conditions Precedent. The obligations of the Seller and Catch-Luck to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as the Seller or Catch-Luck may waive in writing in accordance with Section 7.5 below:

a.             The representations, warranties and covenants of Buyer set forth in Article 3 hereof, shall be true and correct in all material aspects on and as of the Closing with the same force and effect as if they had been made at such time.

b.            Seller and Catch-Luck shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

c.             No statute, rule, ordinance or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the acquisition illegal or otherwise prohibiting consummation of the Merger.

Section 5.2         Ever-Glory’s and Buyer’s Conditions Precedent. The obligations of Ever-Glory and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Ever-Glory and Buyer may waive in writing in accordance with Section 7.5 below:

a.     The representations, warranties and covenants of Seller and Catch-Luck set forth in Article 2 hereof, shall be true and correct in all material aspects, on and as of the Closing with the same force and effect as if they had been made at such time.

b.     Seller and Catch-Luck shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

c.     No statute, rule, ordinance or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental body of competent jurisdiction shall be in effect, having the effect of making the acquisition illegal or otherwise prohibiting consummation of the Merger. No governmental body, individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government body or any agency or political subdivision thereof, or any other entity shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, nor, to Seller’s knowledge, shall any such order, injunction, judgment, decree, ruling or assessment be threatened or pending.

d.     Seller and Catch-Luck shall have obtained any and all consents, waivers, approvals or authorizations, with or by any governmental body and all consents, waivers, approvals or authorizations of any other individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government body or any agency or political subdivision thereof, or any other entity required for the valid execution of this Agreement and each of the other Transaction Documents and for the consummation of the transactions contemplated hereby and thereby, and the sale and transfer of the Equity at the Closing Date on the terms and conditions as provided herein shall not violate any law applicable to Catch-Luck, Seller or Buyer.

e.     No material adverse change in Catch-Luck’s condition (financial or otherwise), earnings, business, assets, properties, liabilities or operations shall have occurred between the date of this Agreement and the Closing Date.

ARTICLE VI

FURTHER AGREEMENTS OF THE PARTIES

Section 6.1        Further Assurances. From time to time, at Buyer’s request and without further consideration and at the expense of Buyer, Seller and Catch-Luck will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, and to vest in Buyer good, valid and marketable title to the Equity. From time to time, at Seller’s request and without further consideration and at the expense of Seller, Buyer will execute and deliver to Seller such other documents, and take such other action, as Seller may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

Section 6.2       Seller’s Indemnity. Seller hereby agrees to indemnify, defend and hold harmless Ever-Glory and Buyer from and against, and in respect to, any and all Losses that Ever-Glory or Buyer may incur by reason of Seller’s or Catch-Luck’s breach of or failure by Seller or Catch-Luck to perform, any of their representations, warranties, commitments, covenants or agreements in this Agreement, or in any agreement or exhibit furnished or to be furnished by or on behalf of Seller or Catch-Luck under this Agreement. Seller’s liability for a breach of the representations, warranties and covenants made by a Seller or Catch-Luck in this Agreement, or in any schedule, exhibit, certificate or other document delivered in connection with this Agreement, shall not be deemed to be waived or otherwise affected by any investigation made by Buyer and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. All such liability of Seller shall terminate on the twenty-fourth (24th) month anniversary of the Closing Date, except for liability with respect to which an indemnity claim is made by written notice to the Seller within twenty-four (24) months from the Closing Date in the case of all of Ever-Glory’s or Buyer’s indemnity claims. The parties acknowledge and agree that this Article 6 represents and establishes the exclusive remedy for all claims arising under this Agreement, except for (i) any equitable remedy, or (ii) intentional fraud.

Section 6.3      Non Solicitation. Prior to the Closing (or any termination of this Agreement), Seller, Catch-Luck or any person or entity authorized to act on their behalf, shall not solicit inquiries or proposals with respect to, or participate in any negotiation or discussions concerning any acquisition or purchase of all or any portion of the Equity or the assets of Catch-Luck.

Section 6. 4        Termination.  This Agreement may be terminated at any time prior to the Closing Date,

(a)          By mutual written consent of Seller and Buyer; or

(b)          Unilaterally by Seller or Buyer if the other fails to perform any covenant in any material respect in this Agreement, and does not cure the failure in all material respects within 30 business days after the terminating party delivers written notice of the alleged failure or if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied within ninety (90 days of the date of this Agreement; or

(c)           Unilaterally by Seller or Buyer at any time ninety (90) days after the date of this Agreement, if the formalities for transfer, and receipt of approval by any and all appropriate government departments, including the Foreign Trade and Economic Cooperation Committee have not been obtained.

(d)          In the event of termination of this Agreement by either Seller or Buyer, as provided in this Section 6.4, this Agreement shall forthwith become void and there shall be no further obligation on the part of any party or their respective officers or directors. Nothing in this Section 6.4 shall relieve any party from liability for any breach of this Agreement.

Section 6.5        Confidentiality. Each party (and their respective representatives) agrees to maintain all discussions, including the fact of this Agreement, in the strictest confidence. Any public announcements will be mutually agreed upon in advance.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1        Finder’s or Broker’s Fees. Buyer represents and warrants that it has dealt with no other broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions. Seller and Catch-Luck represent and warrant that they have dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as they know, no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions. Seller and Catch-Luck each agree to indemnify and hold harmless Buyer against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder’s fee alleged to be payable by reason of any of their acts, omissions or statements.

Section 7.2         Expenses. Ever-Glory, Buyer, Seller and Catch-Luck shall, individually, pay their respective costs and expenses incurred or to be incurred by any of them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby.

Section 7.3         Effect of Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

Section 7.4        Entire Agreement; Modification. This Agreement, together with all of the schedules and exhibits furnished hereunder, constitute the sole and entire agreement among the parties pertaining to the subject matter contained herein, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.

Section 7.5        Waiver. Any party hereto may waive, in writing, compliance by the other party of any of the covenants or conditions contained in this Agreement, except those conditions imposed by law. No act, failure to act, practice or custom shall constitute an implied waiver of full compliance with any of the provisions hereof. The granting of a written waiver pursuant to this Section 7.5 shall apply, unless expressly set forth therein to the contrary, only to the specific incident of noncompliance with the specific provisions of this Agreement set forth therein.

Section 7.6        Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A party may execute this Agreement and transmit its signature by facsimile, which shall be fully binding, and the party taking such actions shall deliver a manually signed original as soon as is practicable. In the event of execution and signing of transaction Documents by facsimile, the parties shall provide originals to the Escrow Agent as soon as practicable thereafter.

Section 7.7         Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this

Agreement and their respective successors and assigns, or is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. None of the provisions hereof shall be deemed to give any third persons any right of subrogation or action over or against any party to this Agreement.

Section 7.8        Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

Section 7.9         Recovery of Litigation Costs. Except as otherwise provided elsewhere in this Agreement, if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or by reason of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, other professionals’ fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

Section 7.10    Successors and Assigns. No parties’ rights or obligations under this Agreement may be assigned, except that Buyer may assign its rights and obligations hereunder to an affiliate provided that such affiliate shall execute and deliver such documentation necessary to be bound by the terms of this Agreement. Any assignment in violation of the foregoing shall be null and void.

Section 7.11     Notices. Any notices, consent, approval or other communications given pursuant to the provisions of this Agreement shall be in writing and shall be (A) mailed by certified mail or registered mail, return receipt requested, postage prepaid, or (B) delivered by a nationally recognized overnight courier which delivers only upon signed receipt of the addressee, and addressed to the parties as provided in the introductory paragraph hereto. The time of giving of any notice shall be the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given by registered mail or certified mail as above provided or there shall be no person available at the time of the delivery thereof to receive such notice, the time of the giving of such notice shall be the time of such refusal or the time of such delivery, as the case may be. Any party hereto may, by giving five (5) days written notice to the other party hereto, designate any other address in substitution of the foregoing address to which notice shall be given.

Section 7.12     Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA, without giving effect to any choice of law or conflict provision or rule, whether of the State of California (or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of California to be applied. In furtherance of the foregoing, the internal law of the State of California will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law or analysis, the substantive law of some other jurisdiction would ordinarily apply. Should a dispute arise between the parties as a result of this Agreement, any action initiated shall be submitted to binding arbitration in San Francisco County, California.

IN WITNESS WHEREOF, each of the parties hereto have signed this Agreement for the Purchase and Sale of Stock or has caused the same to be signed by its duly authorized officer as of the date first above written.

BUYER:
EVER-GLORY INTERNATIONAL, INC.
By: /s/ Kang Yihua Kang Yihua, Chief Executive Officer
BUYER:
PERFECT DREAM LTD
By: /s/ Kang Yihua Kang Yihua, Chief Executive Officer
SELLER:
EVER-GLORY ENTERPRISES (HK) LTD
By: /s/ Kang Yihua Kang Yihua, Chief Executive Officer
CATCHLUCK:
NANJING CATCH-LUCK GARMENTS CO, LTD
By: /s/ Kang Yihua Kang Yihua, Chief Executive Officer